Exhibit 99.1

VULCAN MATERIALS COMPANY

2025 OMNIBUS LONG-TERM INCENTIVE PLAN

TABLE OF CONTENTS

1.	Purpose	1

2.	Effective Date	1

3.	Definitions	1

4.	Administration of the Plan	8

5.	Shares of Stock Subject to the Plan; Award Limitations	10

6.	Eligibility	12

7.	Options	12

8.	Stock Appreciation Rights	14

9.	Restricted Awards	16

10.	Performance Awards	17

11.	Phantom Stock Awards	18

12.	Other Stock-Based Awards	19

13.	Dividends and Dividend Equivalents	19

14.	Change of Control	19

15.	Nontransferability of Awards	20

16.	Withholding	21

17.	Amendment and Termination of the Plan and Awards	21

18.	Restrictions on Awards and Shares; Compliance with Applicable Law	22

19.	No Right or Obligation of Continued Employment or Service or to Awards; Compliance with the Plan	23

20.	General Provisions	23

21.	Compliance with Code Section 409A	27

i

VULCAN MATERIALS COMPANY

2025 OMNIBUS LONG-TERM INCENTIVE PLAN

1.          Purpose

The purposes of the Plan are to encourage and enable selected Employees, Directors and Consultants of the Company and its Affiliates to acquire or increase their holdings of Common Stock and other equity-based interests in the Company and/or to provide other incentive awards in order to promote a closer identification of their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends.  These purposes may be carried out through the granting of Awards to selected Participants.

2.          Effective Date

The Effective Date of the Plan shall be May 9, 2025 (the “Effective Date”).  Awards may be granted on or after the Effective Date, but no Awards may be granted after May 8, 2035. Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 17(a)) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.

3.          Definitions

In addition to other terms defined herein, in an Award Agreement or in another applicable instrument, the following terms shall have the meanings given below:

(a)         Administrator means the Board and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.

(b)         Affiliate means any Parent or Subsidiary of the Company, and also includes any other business entity which controls, is controlled by or is under common control with the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.

(c)         Applicable Law means any applicable laws, rules or regulations (or similar guidance), including but not limited to the New Jersey Business Corporation Act, the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange.  References to applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, shall also refer to any successor provisions thereto unless the Administrator determines otherwise.

(d)         Award means, individually or collectively, a grant under the Plan of an Incentive Option; a Nonqualified Option; a Stock Appreciation Right; a Restricted Stock Award; a Restricted Stock Unit; a Deferred Stock Unit; a Performance Share; a Performance Unit; a Phantom Stock Award; an Other Stock-Based Award; a Dividend Equivalent Award; and/or any other award granted under the Plan.

(e)        Award Agreement means an award agreement or certificate (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Company and a Participant, specifying such terms, conditions and restrictions (including but in no way limited to restrictive covenants) as may be established by the Administrator with regard to an Award and shares of Common Stock or any other benefit related to an Award.

(f)          Board or Board of Directors means the Board of Directors of the Company.

(g)        Cause means, unless the Administrator determines otherwise, (i) a Participant’s termination of employment or service resulting from the Participant’s: (A) engagement in misconduct which is materially injurious to the Company or its Affiliates, (B) continued refusal to substantially perform his or her duties to the Company or an Affiliate, (C) dishonesty in the performance of his or her duties to the  Company or an Affiliate, (D) commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from, the Company or any of its Affiliates, or (y) crime involving moral turpitude; (E) conviction of or a plea of no contest to a felony; or (F) material breach of any confidentiality, non-solicitation, non-competition, non-disparagement or similar covenant applicable to the Participant; or (ii) if the Participant has entered into or is a participant in any employment, change of control, severance, consulting or other similar agreement, plan or policy with or established by the Company or an Affiliate and such agreement, plan or policy defines “Cause,” “Cause” shall be as defined under such agreement, plan or policy. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive.  Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall also be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.

(h)         Change of Control.  A “Change of Control” shall (except as may be otherwise required, if at all, under Code Section 409A) mean the earliest date upon which any of the following events has occurred:

(i)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 3(h); or

(ii)        Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)        Consummation of a reorganization, merger or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities)  of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation (or, for a noncorporate entity, equivalent governing body) resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.

Notwithstanding the preceding provisions of Section 3(h), in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then distributions related to such Awards to be made upon a Change of Control may be permitted, in the Administrator’s discretion (if and to the extent permitted under Code Section 409A), upon the occurrence of one or more of the following events (as they are defined an interpreted under Code Section 409A):  (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.

The Administrator shall have full and final authority, in its discretion (subject to any Code Section 409A considerations), to determine whether a Change of Control has occurred, the date of the occurrence of such Change of Control, and any incidental matters related thereto.

(i)          Code means the Internal Revenue Code of 1986, as amended.  Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

(j)         Committee means the Compensation and Human Capital Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.  For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other committee of the Board) if exercising the authority of the Committee under the Plan.

(k)         Common Stock means the common stock of Vulcan Materials Company, $1.00 par value, or any successor securities thereto.

(l)          Company means Vulcan Materials Company, a New Jersey corporation, together with any successor thereto. In the Administrator’s discretion, the term “Company” may also refer to the Company and any or all of its Affiliates.

(m)        Consultant means an independent contractor, consultant or advisor providing services (other than capital-raising services) to the Company or an Affiliate.

(n)         Deferred Stock Unit means a Restricted Stock Unit, the terms of which may, in the Administrator’s discretion, provide for delivery of shares of Common Stock, cash or a combination thereof on a date or dates subsequent to the date the Award is earned and vested, as provided in Section 9.

(o)          Director means a member of the Board.

(p)         Disability means, except as may be otherwise determined by the Administrator, Permanent and Total Disability whereby the Participant is entitled to long-term disability benefits under the applicable long-term disability plan of the Company or an Affiliate, or, to the extent the Participant is not eligible to participate in any Company-sponsored plan, under the guidelines of the Social Security Administration; provided that, if the Participant has entered into or is a participant in any employment, change of control, severance, consulting or other similar agreement, plan or policy with or established by the Company or an Affiliate that defines “Disability,” then “Disability” shall have the meaning given in such agreement, plan or policy, and, provided further, that “Disability” shall be defined in accordance with Code Section 409A if and to the extent required.  The Administrator shall have authority to determine if a Disability has occurred.

(q)         Dividend Equivalent Award means a right granted to a Participant pursuant to Section 13 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.

(r)          Effective Date means the effective date of the Plan, as provided in Section 2.

(s)         Employee means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date).  For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that with respect to Incentive Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

(t)          Exchange Act means the Securities Exchange Act of 1934, as amended.

(u)         Exercise Price means the price at which an Option or SAR may be exercised, as provided in Section 7(b) and Section 8(a), respectively.

(v)         Fair Market Value per share of the Common Stock shall, unless otherwise determined by the Administrator or provided in the Plan, be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on the New York Stock Exchange, Inc. (the “NYSE”) or another national or regional stock exchange, the Fair Market Value shall be the closing sales price per share of the shares on the NYSE or other principal stock exchange on which such securities are listed on the date an Award is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on the NYSE or another stock exchange but are regularly quoted on an automated quotation system (including the OTC Bulletin Board and the quotations published by the OTC Markets Group) or by a recognized securities dealer, the Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the valuation date (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate.  Notwithstanding the foregoing, (i) with respect to the grant of Incentive Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.

(w)         Freestanding SAR means a SAR that is granted without relation to an Option, as provided in Section 8.

(x)          Full Value Award means an Award, other than in the form of an Option or SAR, which is settled by the issuance of Common Stock.

(y)         Good Reason means, unless the Administrator determines otherwise, in the context of a Change of Control, (i) a Participant’s termination due to any of the following without the Participant’s consent:  (A) with respect to Employees or Consultants, the assignment to the Participant of duties or responsibilities materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change of Control,  or a material reduction in the Participant’s annual base salary as in effect immediately prior to the Change of Control (excluding any reduction in the Participant’s salary that is part of a plan to reduce salaries of comparably situated employees or consultants of the Company generally); and (B) with respect to Directors in connection with a Change of Control, the Participant’s ceasing to serve as a Director, or, if the Company is not the surviving Company in a Change of Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue service on the Board of Directors of the Company or the board of directors of the surviving entity, as the case may be, or (ii) if the Participant has entered into or is a participant in any employment, change of control, severance, consulting or other similar agreement, plan or policy with or established by the Company or an Affiliate that defines “Good Reason,” then “Good Reason” shall have the meaning given in such agreement, plan or policy; provided that, in any case, notwithstanding anything to the contrary in the foregoing subparts (i) or (ii), the Participant shall only have “Good Reason” to terminate employment or service following the applicable entity’s failure to remedy the act which is alleged to constitute “Good Reason” within thirty (30) days following such entity’s receipt of written notice from the Participant specifying such act, so long as such notice is provided within sixty (60) days after such event has first occurred (or after the Participant reasonably should have been aware of the first occurrence of such event). In the context other than a Change of Control, “Good Reason” shall be as determined by the Administrator (taking into account any Code Section 409A considerations). The determination of “Good Reason” shall be made by the Administrator and its determination shall be final and conclusive.

(z)          Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.

(aa)        Nonqualified Option means an Option (or portion thereof) granted under Section 7 that is not intended to qualify or does not qualify as an incentive stock option under Code Section 422.

(bb)       Option means a stock option granted under Section 7 that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the Exercise Price, and subject to such terms and conditions, as may be set forth in the Plan or an Award Agreement or established by the Administrator.

(cc)        Option Period means the term of an Option, as provided in Section 7(d), not to exceed ten (10) years.

(dd)       Other Stock-Based Award means a right, granted to a Participant under Section 12, that relates to or is valued by reference to shares of Common Stock or other Awards relating to shares of Common Stock.

(ee)        Parent means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(ff)         Participant means an individual who is an Employee employed by, or a Director or Consultant providing services to, the Company or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.

(gg)        Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.

(hh)       Performance Measures mean one or more performance factors or criteria which may be established by the Administrator with respect to an Award.  Performance Measures may be based on such corporate, business unit, division, individual and/or other performance factors or criteria, whether objective or subjective, as the Administrator in its discretion may deem appropriate. Without in any way limiting the foregoing, such Performance Measures may include, but are not limited to, the following factors or criteria (as determined by the Administrator in its discretion):  economic profit; cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; cash earnings per share, diluted or basic; cash earnings from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization (EBITDA); EBITDA economic profit; growth rate of aggregates cash gross profits per ton; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; cash earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return. The performance factors or criteria may relate to the Company, one or more of its Subsidiaries or other Affiliates or one or more of its segments, operating units or groups, divisions, departments, partnerships, joint ventures or minority investments, facilities, product lines or products or any combination of the foregoing.  The targeted level or levels of performance with respect to such factors or criteria also may be established at such levels and on such terms as the Administrator may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, relative to one or more peer group companies or indices, on a per share and/or share per capita basis, on a pre-tax or after-tax basis and/or any combination thereof.

(ii)         Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(jj)          Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(kk)        Phantom Stock Award means an Award granted under Section 11, entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator.  The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock (unless the Administrator determines otherwise).

(ll)          Plan means the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan, as it may be amended and/or restated.

(mm)      Prior Plan means the Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan, as it may be amended and/or restated.

(nn)        Related SAR means a SAR granted under Section 8 that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

(oo)        Restricted Award means a Restricted Stock Award, a Restricted Stock Unit Award and/or a Deferred Stock Unit, as provided in Section 9.

(pp)       Restricted Stock Award means an Award of shares of Common Stock granted to a Participant under Section 9.  Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.

(qq)        Restricted Stock Unit means an Award granted to a Participant pursuant to Section 9 which is settled, if at all, (i) by the delivery of one (1) share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one (1) share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one (1) share of Common Stock for each Restricted Stock Unit, as determined by the Administrator.  A Restricted Stock Unit represents the unfunded promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, at the end of the applicable restriction period if and only to the extent the Award vests and ceases to be subject to forfeiture, subject to compliance with the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator.

(rr)        Retirement shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), mean retirement in accordance with the applicable retirement policies and procedures of the Company; provided that, if the Participant has entered into or is a participant in any employment, change of control, severance, consulting or other similar agreement, plan or policy with or established by the Company or an Affiliate that defines “Retirement” (or a similar term), “Retirement” shall have the meaning given such term in such agreement, plan or policy.  The Administrator shall have authority to determine if a Retirement has occurred. For clarity, the Administrator shall have discretion to specify the meaning of “Retirement” and “Early Retirement” in an individual Award Agreement.

(ss)         SAR or Stock Appreciation Right means a stock appreciation right granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value on the date of exercise over the Exercise Price, subject to the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

(tt)          Securities Act means the Securities Act of 1933, as amended.

(uu)        Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(vv)        Termination Date means the date of termination of a Participant’s employment or service with the Company or an Affiliate for any reason, as determined by the Administrator (taking into account any Code Section 409A considerations).

4.          Administration of the Plan

(a)         The Plan shall be administered by the Board or, upon its delegation, by the Committee (or a subcommittee thereof). To the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. In addition, Committee members shall qualify as “independent directors” under applicable stock exchange rules if and to the extent required.

(b)         Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority to (i) determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) establish, amend and rescind rules and regulations for the administration of the Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement; and (v) construe and interpret the Plan, Awards and Award Agreements, interpret rules and regulations for administering the Plan and make all other determinations deemed necessary or advisable for administering the Plan.  In addition, (x) the Administrator shall have the authority to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (y) the Administrator may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations).  The Administrator’s authority to grant Awards and authorize payments under the Plan shall not in any way restrict the authority of the Company to grant compensation to Employees, Directors or Consultants under any other compensation plan, program or arrangement of the Company or an Affiliate.  In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) or other arrangements as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.  In addition to action by meeting in accordance with Applicable Law, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called.  All determinations of the Administrator with respect to the Plan and any Award or Award Agreement will be final and binding on the Company and all persons having or claiming an interest in any Award granted under the Plan.

(c)          Notwithstanding the provisions of Section 4(b), Awards granted to a Participant under the Plan shall be subject to a minimum vesting (or earning) (collectively, “vesting”) period of one year (with no installment vesting during such first year); provided, however, that (i) the Administrator may provide for the acceleration of vesting and/or exercisability of any Award in its discretion, including but not limited to in cases of death, Disability, Retirement or other termination of employment or service or (to the extent provided in Section 14 herein) a Change of Control; (ii) the Administrator may provide for the grant of an Award to any Participant without a minimum vesting period or with a shorter minimum vesting period, but only with respect to Awards for no more than an aggregate of five percent (5%) of the total number of shares of Common Stock authorized for issuance under the Plan pursuant to Section 5(a) herein, upon such terms and conditions as the Administrator shall determine; (iii) the Administrator also may provide for the grant of Awards to Participants that have different vesting terms in the case of Awards that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions or Awards that are granted in exchange for foregone cash compensation; and (iv) with respect to Awards granted to non-employee Directors, the minimum vesting period shall be the first to occur of (X) the one year anniversary of the grant date of such Award or (Y) the date of the next annual meeting following the shareholders meeting at which non-employee Directors were elected or appointed to the Board, so long as the period between the date of the annual meeting of the Company’s shareholders related to the grant date and the date of the next annual meeting of the Company’s shareholders is not less than 50 weeks.

(d)         The Administrator may adjust or modify Performance Measures or other performance factors or criteria or terms or conditions of Awards due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or infrequent events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Administrator. By way of example but not limitation, the Administrator may provide with respect to any Award that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including circumstances or events such as the following: (i) asset write-downs or impairment charges; (ii) significant litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting standards or principles, or other laws or regulations; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in then-current accounting principles; (vi) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q; (vii) acquisitions or divestitures; (viii) a change in the Company’s fiscal year; (ix) any other specific unusual or infrequent events; and/or (x) foreign exchange gains and losses.

(e)         Notwithstanding the other provisions of this Section 4, the Board may delegate to one or more officers of the Company the authority, within specified parameters, to grant Awards to eligible Participants, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 4(b) with respect to such Awards (subject to any restrictions imposed by Applicable Law and such terms and conditions as may be established by the Administrator); provided, however, that, if and to the extent required by Section 16 of the Exchange Act, the Participant, at the time of said grant or other determination, is not deemed to be an officer or director of the Company within the meaning of Section 16 of the Exchange Act.  To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 4(e) to an officer(s), references to the “Administrator” shall include references to such officer(s), subject, however, to the requirements of the Plan, Rule 16b-3 and other Applicable Law.

5.          Shares of Stock Subject to the Plan; Award Limitations

(a)          Shares of Stock Subject to the Plan:  Subject to adjustments as provided in this Section 5, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 8,200,000 shares. Shares delivered under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase.  The Company hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder. If the Plan is approved by the shareholders, no further awards shall be granted under the Prior Plan on or after the Effective Date, although Prior Plan awards that are outstanding as of such date shall continue in accordance with their terms.

(b)          Award Limitations:  Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):

(i)          The maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 8,200,000 shares of Common Stock;

(ii)        With respect to non-employee Directors, in any 12-month period, the maximum number of shares of Common Stock subject to Awards granted during any 12-month period to any non-employee Director, taken together with any cash fees paid during such 12-month period to such non-employee Director in respect of service as a member of the Board, shall not exceed $1,500,000 in total value (calculating the value of any such Awards based on the Fair Market Value per share of Common Stock on the date of grant of such an Award). (For purposes of this Section 5(b)(ii), an Option and Related SAR shall be treated as a single Award.)

(c)          Additional Share Counting Provisions:  The following provisions shall apply with respect to the share limitations of Section 5(a):

(i)           For purposes of determining the number of shares of Common Stock to be counted against the maximum share limit set forth in Section 5(a), each share of Common Stock subject to an Option or SAR shall be counted against the limit as one (1) share, and each share subject to a Full Value Award shall be counted against such limit as one and eight-tenths (1.8) shares. Shares subject to Awards that become available for reissuance pursuant to the share counting provisions of Section 5(c) herein shall be counted at the multiples provided in this Section 5(c)(i) unless the Administrator adopts different share counting rules that it deems to be appropriate for the administration of the Plan.

(ii)          To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any such unissued or forfeited shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(iii)         Awards settled in cash shall not be counted against the share limitations stated in Section 5(a) herein.

(iv)         Dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards, will not be counted towards the share limitations in Section 5(a).

(v)          To the extent that the full number of shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance factors or criteria, only the number of shares issued and delivered shall be considered for purposes of determining the number of shares remaining available for issuance pursuant to Awards granted under the Plan.

(vi)         The following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (A) shares withheld or delivered by a Participant to satisfy tax withholding requirements for an Award; (B) shares not issued or delivered as a result of the net settlement of an outstanding Award; (C) shares withheld or delivered to pay the Exercise Price related to an Option or SAR; and (D) shares repurchased on the open market with the proceeds of the Exercise Price of an Option.

(vii)       Further, (A) shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan, and (B) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of shares available under the Plan, subject, in the case of both (A) and (B) herein, to applicable stock exchange listing requirements.

(d)         Adjustments; Right to Issue Additional Securities:  If there is any change in the outstanding shares of Common Stock because of a merger, change of control, consolidation, recapitalization, reorganization or similar transaction or event involving the Company, or if the Board declares a stock dividend, stock split distributable in shares of Common Stock or reverse stock split, other distribution (other than ordinary or regular cash dividends) or combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number and type of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Awards (such as the number and type of shares subject to an Award and the Exercise Price of an Award) and to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable.  Nothing in the Plan, an Award or an Award Agreement shall limit the ability of the Company to issue additional securities of any type or class.

6.          Eligibility

An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a)          The individual is either (i) an Employee, (ii) a Director or (iii) a Consultant.

(b)         With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under this Section 6, is an Employee of the Company or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary.  Notwithstanding the foregoing, an Employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary may be granted an Incentive Option if the Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock, and the Option Period does not exceed five (5) years.  For this purpose, an individual will be deemed to own stock which is attributable to him or her under Code Section 424(d).

(c)         With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar transaction involving the Company or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Law (including, to the extent applicable, the registration provisions of the federal securities laws, Code Section 409A and Code Section 424(a)).

(d)          The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).

7.          Options

(a)         Grant of Options:  Subject to the terms of the Plan, the Administrator may in its discretion grant Options to such eligible Participants in such numbers, subject to such terms and conditions and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of the Company or a Parent or Subsidiary.  To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option.  An Option may be granted with or without a Related SAR.

(b)         Exercise Price:  The Exercise Price per share at which an Option may be exercised shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that (i) the Exercise Price of an Option shall be no less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted (or one hundred ten percent (110%) of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)); and (ii) in no event shall the Exercise Price per share of any Option be less than the par value per share of the Common Stock.  Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Exercise Price not equal to one hundred percent (100%) of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

(c)         Date of Grant:  An Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on such later date as may be established by the Administrator in accordance with Applicable Law.

(d)         Option Period and Limitations on the Right to Exercise Options:

(i)           The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement. The Option Period shall not extend more than ten (10) years from the date on which the Option is granted (or five (5) years with respect to Incentive Options granted to an Employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)).  Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and the terms and conditions pursuant to which, an Option may vest and become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan (including but not limited to the provisions of Section 4(c) herein). Notwithstanding the foregoing, unless the Administrator determines otherwise, in the event that any portion of an exercisable Option is scheduled to expire on the last day of the Option Period or otherwise scheduled to expire pursuant to the applicable Award Agreement and both (A) the date on which such portion of the Option is scheduled to expire falls during a Company blackout trading period applicable to the Participant (whether such period is imposed at the election of the Company or is required by Applicable Law to be imposed) and (B) the Exercise Price per share of such portion of the Option is less than the Fair Market Value, then on the date that such portion of the Option is scheduled to expire, such portion of the Option (to the extent not previously exercised by the Participant) shall be automatically exercised on behalf of the Participant through a net settlement of both the Exercise Price and the applicable withholding taxes due (if any) upon such automatic exercise (as described in Section 7(d)(ii)(B), below), and the net number of shares of Common Stock resulting from such automatic exercise (or the cash equivalent thereof) shall be delivered to the Participant as soon as practicable thereafter.

(ii)          An Option may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, except where prohibited by the Administrator or Applicable Law (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:

(A)          By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator;

(B)           By shares of Common Stock withheld upon exercise;

(C)           By delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Price;

(D)           By such other payment methods as may be approved by the Administrator and which are acceptable under Applicable Law; and/or

(E)           By any combination of the foregoing methods.

Shares delivered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator or its designee.

(iii)         The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company.  Such rights, if any, shall be subject to the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all Options issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination of employment or service.

(e)         Notice of Disposition:  If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two (2) years following the date of grant or one (1) year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

(f)          Limitation on Incentive Options:  In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Nonqualified Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limitation on the Fair Market Value of shares permitted to be subject to Incentive Options, then such different limit shall be automatically incorporated herein. To the extent that any Incentive Options are first exercisable by a Participant in excess of the limitation described herein, the excess shall be considered a Nonqualified Option.

8.          Stock Appreciation Rights

(a)          Grant of SARs:  Subject to the terms of the Plan, the Administrator may in its discretion grant SARs to such eligible Participants, in such numbers, upon such terms and conditions and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”).  The Exercise Price per share of a SAR shall be no less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date the SAR is granted.  Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with an Exercise Price per share not equal to at least one hundred percent (100%) of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).  A SAR shall be considered to be granted on the date that the Administrator acts to grant the SAR, or on such other date as may be established by the Administrator in accordance with Applicable Law.

(b)          Related SARs:  A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option. The Exercise Price of a Related SAR shall be equal to the Exercise Price of the Related Option.  Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in an Award Agreement), and in no event after the complete termination or full exercise of the Related Option.  Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Exercise Price of the Related Option.  Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

(c)          Freestanding SARs:  A SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

(d)          Exercise of SARs:

(i)         Subject to the terms of the Plan (including but not limited to Section 4(c) herein), SARs shall be vested and exercisable in whole or in part upon such terms and conditions as may be established by the Administrator.  The period during which a SAR may be exercisable shall not exceed ten (10) years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option (the “SAR Period”).  Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(ii)         Notwithstanding the foregoing, unless the Administrator determines otherwise, in the event that any portion of an exercisable SAR is scheduled to expire on the last day of the SAR Period or otherwise scheduled to expire pursuant to the applicable Award Agreement and both (A) the date on which such portion of the SAR is scheduled to expire falls during a Company blackout trading period applicable to the Participant (whether such period is imposed at the election of the Company or is required by Applicable Law to be imposed) and (B) the Exercise Price per share of such portion of the SAR is less than the Fair Market Value, then on the date that such portion of the SAR is scheduled to expire, such portion of the SAR (to the extent not previously exercised by the Participant) shall be automatically exercised on behalf of the Participant through a net settlement of both the Exercise Price and the applicable withholding taxes due (if any) upon such automatic exercise (as described in Section 8(e), below), and the consideration payable upon such automatic exercise shall be delivered to the Participant as soon as practicable thereafter.

(iii)        SARs may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of a SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR.

(iv)         The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise a SAR following termination of the Participant’s employment or service with the Company.  Such rights, if any, shall be determined in the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment or service.

(e)         Payment Upon Exercise:  Subject to the terms of the Plan, upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the Exercise Price of the SAR (with Fair Market Value on the exercise date determined, for this purpose (unless the Administrator determines otherwise), based on the closing price of a share of the Common Stock on the last trading day immediately preceding the date of exercise), by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised.  The consideration payable upon exercise of a SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator.

9.          Restricted Awards

(a)          Grant of Restricted Awards:  Subject to the terms of the Plan, the Administrator may in its discretion grant Restricted Awards to such Participants, for such numbers of shares of Common Stock, upon such terms and conditions and at such times as the Administrator shall determine. Restricted Awards may be in the form of Restricted Stock Awards, Restricted Stock Units and/or Deferred Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and be earned (in whole or in part) and no longer subject to forfeiture.  Restricted Stock Awards shall be payable in shares of Common Stock.  Restricted Stock Units and Deferred Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the Plan and the discretion of the Administrator. Subject to the provisions of Section 4(c) herein, the Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may vest and be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted, vested, earned and/or distributable (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of attainment of performance objectives and continued service, Retirement, Disability, death or other termination of employment or service or any combination of any such or other conditions. In the case of Restricted Awards based in whole or in part upon performance factors or criteria, the Administrator shall determine the Performance Measures applicable to such Restricted Awards.

(b)         Vesting of Restricted Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards.

(c)          Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d)         Share Certificates; Escrow: Unless the Administrator determines otherwise, a certificate or certificates representing the shares of Common Stock subject to a Restricted Stock Award shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award has been granted.  Notwithstanding the foregoing, the Administrator may require that (i) a Participant deliver the certificate(s) (or other instruments) for such shares to the Administrator or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) a Participant deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture.  Unless the Administrator determines otherwise, a certificate or certificate representing shares of Common Stock issuable pursuant to a Restricted Stock Unit or a Deferred Stock Unit shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and been earned and is distributable.

(e)         Deferred Stock Units:  A Deferred Stock Unit represents the unfunded promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, if and to the extent that the Award has vested and is eligible for distribution (including, by way of example only, distribution upon termination of employment or service or upon a specified date or dates), subject to compliance with the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator (taking into account any Code Section 409A considerations).  A Deferred Stock Unit shall be settled, if at all, (i) by the delivery of one (1) share of Common Stock for each Deferred Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one (1) share of Common Stock for each Deferred Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one (1) share of Common Stock for each Deferred Stock Unit, as determined by the Administrator.

10.        Performance Awards

(a)          Grant of Performance Awards:  Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible Participants upon such terms and conditions and at such times as the Administrator shall determine.  Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof (in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock, which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. The Administrator shall have discretion to determine the number of Performance Units and/or Performance Shares granted to any Participant.  Subject to the provisions of Section 4(c) herein, the Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of attainment of performance objectives and continued service, Retirement, Disability, death or other termination of employment or service or a combination of any such or other conditions.  The Administrator shall determine the Performance Measures applicable to Performance Awards.

(b)         Earning of Performance Awards:  Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of this Section 10.

(c)          Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion.  Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(d)         Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

11.         Phantom Stock Awards

(a)          Grant of Phantom Stock Awards:  Subject to the terms of the Plan (including but not limited to Section 4(c) herein), the Administrator may in its discretion grant Phantom Stock Awards to such eligible Participants, in such numbers, upon such terms and conditions and at such times as the Administrator shall determine.  A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock (unless the Administrator determines otherwise).

(b)          Vesting of Phantom Stock Awards:  Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

(c)          Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (and taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested and earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d)         Payment of Phantom Stock Awards:  Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one (1) share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable (unless the Administrator determines otherwise).  Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof.  Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

12.         Other Stock-Based Awards

The Administrator shall have the authority to grant Other Stock-Based Awards to one or more eligible Participants. Such Other Stock-Based Awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or Awards for shares of Common Stock, including but not limited to Other Stock-Based Awards granted in lieu of bonus, salary or other compensation, Other Stock-Based Awards granted with vesting or performance conditions and/or Other Stock-Based Awards granted without being subject to vesting or performance conditions (subject to the terms of Section 4(c) herein).  Subject to the provisions of the Plan, the Administrator shall determine the number of shares of Common Stock to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, shares of Common Stock, other securities or any other form of property as the Administrator may determine, or a combination of such forms of consideration; and the other terms and conditions of such Awards.

13.         Dividends and Dividend Equivalents

The Administrator may, in its sole discretion, provide that Awards other than Options and SARs earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents (whether paid in cash or shares of Common Stock), if any, on unearned or unvested Awards shall not be paid (even if accrued) unless and until the underlying Award (or relevant portion thereof) has vested and/or been earned.  Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalents related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalents to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalents are in compliance with Code Section 409A.

14.         Change of Control

Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply in the event of a Change of Control (except to the extent, if any, as may be otherwise provided under Code Section 409A or provided in an Award Agreement):

(a)         To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator prior to the Change of Control) as Awards outstanding under the Plan immediately prior to the Change of Control event, (i) all outstanding Options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (ii) any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance factors or criteria applicable to any outstanding Awards other than Options or SARs shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable Award (or, in the case of performance-based Awards the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned (A) at the greater of actual performance or target performance if actual performance is determinable, or (B) at target performance if actual performance is not determinable.  For the purposes of Section 14(a) and Section 14(b), an Award shall not be considered to have been assumed, substituted or continued if the class of equity security underlying the Award after the Change of Control is not listed on the NYSE or The Nasdaq Stock Market.

(b)         Further, in the event that an Award is substituted, assumed or continued as provided in Section 14(a) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) in full and any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance factors or criteria applicable to any outstanding Award, shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original award (or, in the case of performance-based Awards the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned (A) at  the greater of actual performance or target performance if actual performance is determinable or (B) at target performance if actual performance is not determinable) if the employment or service of the Participant is terminated within six months before (in which case vesting shall not occur until the effective date of the Change of Control) or two years (or such other period after a Change of Control as may be stated in a Participant’s employment, change of control, severance, consulting or other similar agreement, plan or policy, if applicable) after the effective date of a Change of Control if such termination of employment or service (i) is by the Company not for Cause or (ii) is by the Participant for Good Reason. Notwithstanding the preceding sentence, however, the following provisions shall apply: (X) in the event that a performance-based Award is substituted, assumed or continued as provided in Section 14(a) herein, the Administrator (as constituted prior to the Change of Control) shall have the discretion to determine that such performance-based Award shall be deemed earned as of the time of the Change of Control at the greater of actual performance or target performance if actual performance is determinable, or at target performance if actual performance is not determinable, and, following the Change of Control, the Award shall convert to a service-based Award for the remainder of the Award’s performance period, subject to accelerated vesting in the event of the Participant’s termination by the Company not for Cause or for Good Reason as provided in the preceding sentence; and (Y) in the event that an Award is substituted, assumed or continued as provided in Section 14(a) herein, the Administrator (as constituted prior to the Change of Control) may determine that Participants shall be entitled to a value restoration payment (the “Value Restoration Payment”) equal to an amount no greater than the difference between the Fair Market Value of the surviving entity’s  common stock (or equivalent equity security) on the date of the Change of Control and, if less, the Fair Market Value of the surviving entity’s common stock (or equivalent security) on the date of vesting (in each case, less, if applicable, any Exercise Price, as such Exercise Price may be adjusted pursuant to Section 14(a) herein).  For clarification, for the purposes of this Section 14, the “Company” shall include any successor to the Company.

(c)          Effect of Change of Control or Other Agreement: Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement expressly provides otherwise, in the event that a Participant has entered into or is a participant in a change of control, employment, severance,  consulting or similar plan or agreement with or established by the Company or an Affiliate, the Participant shall be entitled to the greater of the benefits provided upon a Change of Control under the Plan or the benefits provided upon a change of control of the Company under the other respective plan or agreement, and such other respective plan or agreement shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a Change of Control as defined in the Plan.

15.         Nontransferability of Awards

Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers for no consideration by will or the laws of intestate succession or, in the Administrator’s discretion, such transfers for no consideration as may otherwise be permitted in accordance with Treasury Regulation Section 1.421-1(b)(2) or Treasury Regulation Section 1.421-2(c) or any successor provisions thereto. Awards other than Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers for no consideration by will or the laws of intestate succession, except for transfers for no consideration if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act.  Except as may be permitted by the preceding, an Option or SAR shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative.  The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

16.         Withholding

The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award.  Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Company shall require any Participant or other person to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may in its discretion establish procedures to require (or permit) a recipient to satisfy such obligations in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to deliver to the Company shares of Common Stock held by the Participant (which are fully vested and not subject to any pledge or other security interest) or to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled. The number of shares to be withheld or delivered shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with Applicable Law and applicable accounting principles), the amount of such obligations being satisfied. Such withholding obligations shall be subject to such terms and procedures as may be established by the Administrator.  The Participant shall remain responsible at all times for paying any federal, state, foreign and/or local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax or otherwise.

17.         Amendment and Termination of the Plan and Awards

(a)          Amendment and Termination of Plan; Prohibition on Repricing:  The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by Applicable Law; and (ii) except for adjustments made pursuant to Section 5(d) or in connection with a Change of Control, the Company may not, without obtaining shareholder approval, (A) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or SARs; (B) exchange outstanding Options or SARs for cash, for Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an Exercise Price above the Fair Market Value of the Common Stock; or (C) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of the Common Stock are listed.

(b)         Amendment and Termination of Awards:  The Administrator may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but (except as otherwise provided in Section 17(c)) such amendment, alteration, suspension or termination of an Award shall not, without the written consent of a Participant with respect to an outstanding Award, materially adversely affect the rights of the Participant with respect to the Award.

(c)         Amendments to Comply with Applicable Law:  Notwithstanding Section 17(a) and Section 17(b) herein, the following provisions shall apply:

(i)          The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).

(ii)         The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

18.         Restrictions on Awards and Shares; Compliance with Applicable Law

(a)          General:  As a condition to the issuance and delivery of Common Stock hereunder, or the grant of any benefit pursuant to the Plan, the Company may require a Participant or other person at any time and from time to time to become a party to an Award Agreement, other agreement(s) restricting the transfer, purchase, repurchase and/or voting of shares of Common Stock of the Company, and any employment, consulting, non-competition, confidentiality, non-solicitation, non-disparagement or other agreements or provisions imposing such restrictions as may be required by the Company.  In addition, without in any way limiting the effect of the foregoing, each Participant or other holder of shares of Common Stock issued under the Plan shall be permitted to transfer such shares only if such transfer is in accordance with the Plan, the Award Agreement, any other applicable agreements and Applicable Law. The Administrator reserves the right to impose other requirements on an Award and the shares of Common Stock issuable pursuant to an Award to the extent that the Administrator determines it is necessary or advisable for legal or administrative reasons, and to require a Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The receipt of shares of Common Stock or any other benefit under the Plan by a Participant or any other holder shall be subject to, and conditioned upon, the agreement of the Participant or other holder of such shares to the restrictions described in the Plan, the Award Agreement and any other applicable agreements and Applicable Law.

(b)         Compliance with Applicable Laws, Rules and Regulations:  The Company may impose such restrictions on Awards, shares of Common Stock and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities.  Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act).  The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so.  The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

19.         No Right or Obligation of Continued Employment or Service or to Awards; Compliance with the Plan

Neither the Plan, an Award, an Award Agreement nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee, Director or Consultant, or interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time.  Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Administrator, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no person shall have any right to be granted an Award, and the Company shall have no obligation to treat Participants or Awards uniformly.  By participating in the Plan, each Participant shall be deemed to have accepted all of the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Administrator and shall be fully bound thereby.  Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

20.         General Provisions

(a)          Shareholder Rights:  Except as otherwise determined by the Administrator or provided in the Plan, a Participant and his or her legal representative, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him, her or them under the Plan.  A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Exercise Price (except as may otherwise be determined by the Company in the event of payment of the Exercise Price pursuant to Section 7(d)(ii)(C)).  Except as otherwise provided in Section 9(d) regarding Restricted Stock Awards or otherwise determined by the Administrator, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award, Phantom Stock Award or Other Stock-Based Award shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) after the Award (or portion thereof) has vested and been earned and is distributable.

(b)         Section 16(b) Compliance:  To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto.  Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

(c)          Unfunded Plan; No Effect on Other Plans:

(i)          The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan.  The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person.  Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to shares of Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate.  Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(ii)         The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(iii)        Except as otherwise provided in the Plan, the adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.

(d)         Governing Law:  The Plan and Awards shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States. Any and all disputes between a Participant or person claiming through him or her and the Company or any Affiliate relating to the Plan or an Award shall be brought only in the state courts located in Birmingham, Alabama, or the United States District Court for the Northern District of Alabama, as appropriate.

(e)          Beneficiary Designation:  The Administrator may, in its discretion, permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death.  In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have discretion to approve and interpret the form or forms of such beneficiary designation.  A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.

(f)          Gender and Number:  Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(g)          Severability:  If any provision of the Plan or an Award Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan or Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(h)        Rules of Construction: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

(i)          Successors and Assigns:  The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

(j)          Award Agreement: The grant of any Award under the Plan shall be evidenced by an Award Agreement between the Company and the Participant.  Such Award Agreement may state terms, conditions and restrictions applicable to the Award and may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or other benefits subject to an Award, as may be established by the Administrator.

(k)         Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Company may at any time (subject to any Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.

(l)        Uncertificated Shares:  Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock may be traded).

(m)         Income and Other Taxes: Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any income or excise taxes and penalties arising under Code Section 409A), and the Company shall not have any obligation to indemnify, gross up or otherwise hold any Participant or any other person harmless from any or all of such taxes.  The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

(n)          Effect of Certain Changes in Status: Notwithstanding the other terms of the Plan or an Award Agreement, the Administrator has sole discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to modifying the vesting, exercisability and/or earning of Awards) granted to a Participant if the Participant’s status as an Employee, Director or Consultant changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.

(o)          Shareholder Approval:  The Plan is subject to approval by the shareholders of the Company, which approval must occur, if at all, within twelve (12) months of the Effective Date.  Amendments to the Plan shall be subject to shareholder approval if and to the extent required under Applicable Law.

(p)          Deferrals:  Subject to the provisions of this Section 20(p) and Section 21, the Administrator may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be payable with respect to an Award.  Any such deferral shall be subject to such terms and conditions as may be established by the Administrator and to any applicable Code Section 409A requirements.

(q)          Fractional Shares:  Except as otherwise provided in an Award Agreement or determined by the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued.  The Administrator may, in its discretion, determine that a fractional share shall be settled in cash.

(r)          Compliance with Recoupment, Ownership and Other Policies or Agreements: Notwithstanding anything in the Plan or an Award Agreement to the contrary, the Administrator may, at any time, in its discretion provide that an Award, shares of Common Stock, cash or other benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, non-competition, confidentiality or other restrictive covenants or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to participation in the Plan, each Participant shall be deemed to have agreed to comply with the Company’s Clawback Policy(ies), Stock Ownership and Equity Retention Policy(ies) and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under an Award Agreement, other agreement or arrangement and/or Applicable Law. By participating in the Plan, a Participant shall be deemed to have consented to the provisions of the Plan, including but not limited to this Section 19(r).

(s)         Attestation:  Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Award or taxes relating to the exercise, vesting or earning of an Award by delivering shares of Common Stock, the Participant may, unless the Administrator determines otherwise and subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case the Company shall treat the Award as exercised, vested or earned without further payment and/or shall withhold such number of shares from the shares acquired by the exercise, vesting or earning of the Award, as appropriate.

(t)          Plan Controls:  Unless the Administrator determines otherwise, (i) in the event of a conflict between any term or provision contained in the Plan and an express term contained in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail, and (ii) the terms of an Award Agreement shall not be deemed to be in conflict or inconsistent with the Plan merely because they impose greater or additional restrictions, obligations or duties, or if the Award Agreement provides that such Award Agreement terms apply notwithstanding the provisions to the contrary in the Plan.

(u)         Indemnification:  No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement.  In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or the Committee is delegated may have under the Company’s certificate of incorporation, bylaws and/or other instrument and/or pursuant to Applicable Law, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be formally determined that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit or proceeding.

(v)         Electronic Delivery and Participation:  The Company may, in its sole discretion, decide to deliver to and obtain a Participant’s acceptance of any documents related to an Award that may be granted under the Plan by electronic means or request such Participant’s consent to participate in the Plan by electronic means.

21.         Compliance with Code Section 409A

Notwithstanding any other provision in the Plan or an Award Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefit issuable pursuant to an Award that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six (6)-month period after the date of separation from service (with such distributions that were delayed to be made during the seventh (7th) month following separation of service, and any remaining payments due to be made in accordance with the Plan or Award Agreement), or, if earlier than the end of the six (6)-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A; and, provided further, if such a distribution is settled in cash in an amount based on the Fair Market Value of the Common Stock, then the Fair Market Value of the Common Stock shall be determined as of the date of settlement following the expiration of the six (6)-month period unless an Award Agreement provides otherwise. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A.  For purposes of Code Section 409A, each installment payment provided under the Plan or an Award Agreement shall be treated as a separate payment. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Agreement, as applicable, and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Neither the Company, its Affiliates, the Board, the Committee nor its or their designees or agents makes any representations that the payments or benefits provided under the Plan or an Award Agreement comply with Code Section 409A, and in no event will the Company, its Affiliates, the Board, the Committee nor its or their designees or agents be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant (or any person claiming through him or her) on account of non-compliance with Code Section 409A.